SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 13, 2010

Infusion Brands International, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51599	54-2153837
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

14375 Myerlake Circle
Clearwater, FL 33760
 (Address of principal executive offices) (zip code)

 (727) 230-1031
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Copies to:
Darrin M. Ocasio, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32 nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Name Change

On December 16, 2010, as part of its quasi-reorganization in order to change its business model from that of an acquisition strategy to a singular operating model as a consumer products company which builds and markets brands internationally through direct-to-consumers channels of distribution (the “Reorganization”), OmniReliant Holdings, Inc. (the “Company”) entered into an agreement and plan of merger (the “Merger Agreement”) with Infusion Brands International, Inc., a Nevada corporation and the Company’s wholly-owned subsidiary.  Pursuant to the terms and subject to the  conditions set forth in the Merger Agreement, the Company merged with and into Infusion Brands International, Inc. (the " Merger"), solely to effect a name change of the Company.  The Company will continue as the surviving corporation with the surviving corporation changing its name to Infusion Brands International, Inc. (the “Name Change”).  The Company’s Board of Directors approved the Merger and the Merger Agreement.  On December 16, 2010, the Company filed Articles of Merger with the Secretary of State of Nevada (the “Articles of Merger”).  Pursuant to Chapter 92A.180 of the Nevada Revised Statutes, Shareholder approval was not required for the Merger and Name Change.  Copies of the Merger Agreement and Articles of Merger are filed herewith.  In conjunction with the Name Change, the Company has applied for a voluntary symbol change with the Financial Industry Regulatory Authority (“FINRA”)

The foregoing Name Change and symbol change will not be effected until the Company receives approval from FINRA.

Webcarnation

As part of its Reorganization, on December 13, 2010, the Company entered into a stock purchase agreement with Webcarnation LLC (“Webcarnation”) pursuant to which the Company sold its membership interest in Webcarnation (the “Membership Interests”) back to Webcarnation, in consideration for the release of the Company by Webcarnation from any obligation to purchase an additional promissory note in the principal amount of $50,000, pursuant to the terms of that certain subscription agreement dated June 2, 2010, by and between the Company and Webcarnation (the “Original Webcarnation Agreement”). Pursuant to the terms of the Original Webcarnation Agreement, the Company purchased an initial promissory note in the principal amount of $50,000 (the “Initial Note”).  As further consideration for the sale of the Membership Interests, the Company and Webcarnation agreed to amend the Initial Note in order to (i) amend the Maturity Date to the earlier of (a) December 31, 2012 or (b) the date Webcarnation consummates the sale of debt securities (including any lines of credit) or membership interest or other securities in a single transaction or series of related transactions resulting in the gross proceeds of $250,000; (ii) amend the annual interest rate of the Initial Note to 6% and (iii) provide for a payment schedule for the payback of the Original Note, to commence on July 1, 2011, pursuant to which Webcarnation will pay the Company $2,000 per month until the principal and interest due under the Initial Note is paid in full.

OmniReliant Acquisition Sub, Inc.

On December 16, 2010, the Company entered into a stock purchase agreement with Jesus Diaz and Oscar Rodriguez pursuant to which it sold 100% of the issued and outstanding common stock of its wholly owned subsidiary, OmniReliant Acquisition Sub, Inc. to Mr. Diaz and Mr. Rodriguez in consideration for the cancellation of Mr. Diaz’s and Mr. Rodriguez’s respective employment agreements with OmniReliant Acquisition Sub, Inc.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On December 17, 2010, the board of directors of the Company approved a change in the fiscal year end of the Company from June 30 to December 31.

On December 17, 2010, the board of directors of the Company approved the amendment and restatement of the Series G Convertible Preferred Stock removing certain anti-dilution provisions and including certain restrictions on the future sale of the Company’s common stock.

Item 8.01 Other Events.

As part of its Reorganization, the Company dissolved certain of its wholly-owned subsidiaries, to wit: Designer Liquidator, Inc., Designer Liquidators, Inc., Mobile Commerce, Inc., Internet Venture Capital Group, Inc., Dual Saw Inc., Omniresponse Safety Solutions, Inc., OmniResponse Cleaning Solutions, Inc. and Omnireliant Corp.  Additionally, Wineharvest, Inc. and Nested Media, Inc., of which the Company was a shareholder, and RPS Trading LLC, of which the Company was a member, were dissolved.

Item 9.01      Financial Statements and Exhibits.

Exhibit Number	Description
4.1	Amendment No.1 to Promissory Note
10.1	Merger Agreement between the Company and Infusion Brands International, Inc.
10.2	Articles of Merger filed on December 16, 2010
10.3	Amended and Restated Series G Convertible Preferred Stock
10.4	Stock Purchase Agreement between the Company and Jesus Diaz and Oscar Rodriguez
10.5	Stock Purchase Agreement between the Company and Webcarnation LLC

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OmniReliant Holdings, Inc.

Dated: December 28, 2010	By: /s/ Robert DeCecco
Name: Robert DeCecco
Title: Chief Executive Officer